Exhibit 99.1


                   BANK ALLEGES FRAUD, SEEKS RECOVERY OF FUNDS

     On Tuesday, October 12, Belmont National Bank filed legal documents in the Court of Common Pleas of Tuscarawas County, Ohio, alleging that it had been the victim of an "elaborate fraud" that has resulted in more than $15 million in losses to the Bank. Following an extensive internal review of its loan portfolio over recent months, the Bank is seeking to bring additional claims against Steven D. Schwartz, President of Schwartz Homes, Inc., the now-closed New Philadelphia retailer of manufactured homes. At the same time, the Bank has asked to enter claims against three additional people: Linda Reese, Schwartz Homes' Chief Financial Officer; William Wallace, the Bank's former Executive Vice-President and Chief Operating Officer; and Christine Wallace, his wife.

     These legal procedures are an important step in the Bank's process of recovering funds. In addition, because of Mr. Wallace's alleged conduct as a bank officer and director, the Bank is seeking to recover from its indemnity bond insurance carrier the full amount of its bond, $4.75 million.

     "For the benefit of our shareholders and depositors, we are serious about pursuing every legal means of recovering assets improperly obtained from this Bank," stated James F. Bauerle, BNB's Senior Vice President and legal counsel.

     Throughout this incident, Belmont National Bank, a local financial institution that first opened in 1846, has maintained a commitment to serving its customer. "Our Bank is our community's bank," added Bauerle. "For over a century and a half, we have served our neighbors well. We are committed to continue serving people who enjoy the benefits of banking with neighbors."